Exhibit 99.1

        Dawson Geophysical Company Reports Results of Its Third Quarter

    MIDLAND, Texas, July 22 /PRNewswire-FirstCall/ -- The following was released by Dawson Geophysical Company (Nasdaq: DWSN):

    Dawson Geophysical Company (Nasdaq: DWSN) today reported revenues of $11,291,000 in its third quarter ending June 30 of its fiscal year 2003, compared to $9,096,000 in its fiscal third quarter 2002 period. Despite a 24 percent increase in revenues, persistent rains throughout the company's areas of operation, along with continuing difficulties in obtaining rights-of-way, caused a net loss of $1,407,000 in the quarter. A net loss of $428,000 occurred in the comparable 2002 period.

    For the nine months ended June 30, revenues were $36,897,000, a 40 percent increase over the prior year period of $26,278,000. Net losses of $1,456,000 and $1,735,000 occurred in the 2003 and 2002 periods, respectively.

    The company's order book is sufficient for capacity operations for the remainder of calendar 2003. Chairman, L. Decker Dawson, said "Dawson is the leading provider of seismic exploration services in the U.S. land market by reason of its having more U.S. land experience than any other provider along with technical strength and state-of-the-art equipment."

    Founded in 1952, Dawson Geophysical Company acquires and processes 2-D, 3-D, 4-D and multi-component seismic data used in analyzing subsurface geologic conditions for the potential of oil and natural gas accumulation. Dawson's clients -- major and intermediate-sized oil and gas companies and independent oil operators -- retain exclusive rights to the information obtained.

    The Company operates land-based acquisition crews throughout the United States. Data processing is performed by geophysicists at Dawson's computer center in the Midland, Texas headquarters.

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. Please see the Company's Form 10-K for the fiscal year ended September 30, 2002 for a more complete discussion of such risk factors.

     CONDENSED STATEMENTS OF OPERATIONS

                            Three Months Ended          Nine Months Ended
                                  June 30                     June 30
                             2003         2002          2003          2002

    Operating revenues   $11,291,000   $9,096,000   $36,897,000   $26,278,000
    Operating costs:
     Operating expenses   11,046,000    8,102,000    33,762,000    23,690,000
    General and
      administrative         580,000      496,000     1,775,000     1,550,000
    Depreciation           1,148,000    1,048,000     3,271,000     3,248,000
                          12,774,000    9,646,000    38,808,000    28,488,000
    Income (loss) from
     operations           (1,483,000)    (550,000)   (1,911,000)   (2,210,000)

    Other income (expense):
     Interest income          73,000      119,000       256,000       394,000
    Gain on disposal
      of assets                  ---          ---        21,000         5,000
     Gain on sale of
      short-term investments     ---          ---        52,000           ---
     Other income              3,000        3,000       126,000        76,000

    Income (loss) before
     income tax           (1,407,000)    (428,000)   (1,456,000)   (1,735,000)
    Income tax benefit           ---          ---           ---           ---

    Net income (loss)    $(1,407,000)   $(428,000)  $(1,456,000)  $(1,735,000)

    Net income (loss)
     per common share          $(.26)       $(.08)        $(.27)        $(.32)

     BALANCE SHEETS
                                                            June 30,
                                                     2003             2002
    Current assets:
       Cash and short-term investments           $14,597,000      $17,883,000
       Other current assets                        7,738,000        6,761,000

    Total current assets                          22,335,000       24,644,000

    Net property, plant and equipment             21,798,000       18,883,000

                                                 $44,133,000      $43,527,000

    Current liabilities                          $ 4,033,000      $ 1,521,000

    Stockholders' equity:
       Preferred stock                                   ---              ---
       Common stock - par value
        $.33 1/3 per share                         1,829,000        1,822,000
       Additional paid-in capital                 38,931,000       38,863,000
       Other comprehensive income, net of tax         32,000              ---
       Retained earnings                            (692,000)       1,321,000

       Total stockholders' equity                 40,100,000       42,006,000

                                                 $44,133,000      $43,527,000

SOURCE  Dawson Geophysical Company
    -0-                             07/22/2003
    /CONTACT: L. Decker Dawson, Chairman, or Christina W. Hagan, Chief Financial Officer, both of Dawson Geophysical Company, +1-432-684-3000/
    /Web site:  http://www.dawson3d.com /
    (DWSN)

CO:  Dawson Geophysical Company
ST:  Texas
IN:  OIL
SU:  ERN